Exhibit 10.4

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of January 31, 2026, by and between William R. Jacobs (the “Executive”) and Northfield Bank (“Bank”), a wholly owned subsidiary of Northfield Bancorp, Inc. (the “Company”). The Executive and Bank are sometimes referred to as the “Parties” for purposes of this Agreement.

Background:

A.            Concurrently with the execution of this Agreement, Columbia Financial, Inc., a Delaware Corporation (“Columbia Financial”), Columbia Financial Inc., a Maryland corporation (“Newco”), Columbia Bank, MHC (“MHC”) and Company have entered into an Agreement and Plan of Merger, dated as of January 31, 2026 (the “Merger Agreement”), which provides for, among other things, (1) the merger of the Company with Newco and (2) immediately thereafter, the merger of Northfield Bank with and into Columbia Bank. As used in this Agreement, the term “Effective Time” shall mean the time at which the Merger is effective, as provided in the Merger Agreement. Any capitalized term used in this Agreement and not otherwise defined shall have the meaning set forth in the Merger Agreement.

B.             Executive and Northfield desire to enter into this Agreement, which terminates the employment agreement by and between Executive and the Bank effective January 1, 2018, and subsequently amended on January 1, 2022 (the “Employment Agreement”) as of the Effective Date, and in consideration for terminating the Employment Agreement, the Executive shall be entitled to payment set forth herein.

C.             In consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Consideration for Terminating Employment Agreement. Immediately prior to the Closing Date, provided the Executive has not voluntarily terminated employment with the Bank or experienced a Termination for Just Cause (as defined in the Employment Agreement) prior to the Closing Date, the Bank shall pay to the Executive a lump-sum cash amount equal to $1,495,734 less applicable tax withholdings as consideration for terminating the Employment Agreement (the total of such sum, the “Termination Amount”) with such amount to be further reduced pursuant to Section 4 hereof as may be needed. The Termination Amount shall be paid to the Executive in a lump sum immediately prior to the Closing Date.

For the avoidance of doubt, the payment of the Termination Amount under this Agreement shall not release the Bank or its successor, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages earned up to the Effective Time of the Merger; (b) the payment of any of the Executive’s vested benefits under the tax-qualified and non-qualified plans, including, but not limited to, the Non-Qualified Deferred Compensation Plan (for purposes of clarity, this plan was initially drafted by Pentegra Retirement Services, and when it was frozen, it was then continued under a Principal plan document) and Non-Qualified Supplemental ESOP, of the Bank or the Company including any benefits that become vested as a result of the Merger; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Company or the Bank to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Company common stock owned by Executive, as contemplated by the Merger Agreement; (e) rights to indemnification under applicable corporate law, the organizational documents of the Bank or the Company. as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement; or (f) the Executive’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (if the Executive is eligible for COBRA coverage). If the Merger Agreement is terminated or otherwise cancelled prior to the Effective Time, this Agreement will be null and void ab initio, and the Executive’s employment and the Employment Agreement will remain in full force and effect in accordance with the terms of the Employment Agreement.

2.             Complete Satisfaction. In consideration of the payment of the Termination Amount, the Parties hereby agree that the payment of the Termination Amount in accordance with Section 1 (and subject to Section 3 below) shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the Employment Agreement and the Employment Agreement shall be cancelled in its entirety and the parties thereto shall have no further rights or obligations thereunder.

3.             Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Termination Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Bank or the Company would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. Any determination required under this Section 3 shall be made by the tax advisors of the Company and its successors, whose determination shall be conclusive and binding upon the Executive.

4.             General.

4.1            Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, assigns, and legal representatives.

4.2            Final Agreement. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the Parties.

4.3            Withholdings. The entity paying the Termination Amount may withhold from the amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

4.4            Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

4.5            Voluntary Action and Waiver. Executive acknowledges that by his free and voluntary act of signing below, Executive agrees to all the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

4.6            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.7            Jurisdiction/Venue. Any action arising from this Agreement shall be brought in the state or federal courts in Middlesex County, New Jersey. The Parties hereby consent to the jurisdiction of such courts in any such action.

5.             Code Section 409A Compliance. The intent and belief of the Parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A.

6.             Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall become effective as of the effective date of the Merger (the “Effective Date”) and be subject to consummation of the Merger in accordance with the terms of the Merger Agreement. In the event the Merger Agreement is terminated for any reason, or the Merger does not occur, this Agreement shall be deemed null and void ab initio.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above to become effective as specified herein.

EXECUTIVE

/s/ William R. Jacobs
William R. Jacobs

NORTHFIELD BANK

/s/ Steven Klein
Authorized representative of the Board of Directors

NORTHFIELD BANCORP, INC.

/s/ Steven Klein
Authorized representative of the Board of Directors
(The Company is executing this Agreement only for purposes of acknowledging the obligations of the Company hereunder)

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